Exhibit 10.2

ACQUISITION AGREEMENT

AMONG

GAWK INCORPORATED,

CONNEXUM, LLC,

AND

THE STOCKHOLDERS LISTED ON EXHIBIT A HERETO

TABLE OF CONTENTS

ARTICLE 1
SALE AND PURCHASE OF THE SHARES

1.1	Issuance of the Shares.	6
1.2	Consideration	6
1.3	Excluded Assets	8
1.4	Assumed Liabilities	8

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.
Representations and Warranties of the Parties	8
2.1 Organization, Standing, Power	8
2.2 Authority	9
2.3 Capitalization of the Parties	9
2.4 Subsidiaries	10
2.5 No Defaults	10
2.6 Governmental Consents	10
2.7 Absence of Changes	11
2.8 Patents and Trademarks	11
2.9 Certain Agreements	12
2.10 Compliance with Other Instruments	12
2.11 Employee Benefit Plans	12
2.12 Other Personal Property	12
2.13 Properties and Liens	13
2.14 Major Contracts	13
2.15 Questionable Payments	14
2.16 Leases in Effect	14
2.17 Taxes	14
2.18 Disputes and Litigation	14
2.19 Compliance with Laws	15
2.20 Related Party Transactions	15
2.21 Minute Books	15
2.22 Disclosure	15
2.23 Other Disclosures	16
2.24 Reliance	16

ARTICLE 3
CONDITIONS PRECEDENT

3.1	Conditions to Each Party’s Obligations	16
3.2	Conditions to Seller's Obligations	16
3.3	Conditions to Buyer's Obligations	17

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1	Time and Place	19
4.2	Deliveries by Seller	19
4.3	Deliveries by the Company	19
4.4	Deliveries by Buyer	19

ARTICLE 5
INDEMNIFICATION

5.1	Indemnity Obligations of the Parties	20

ARTICLE 6
DEFAULT, AMENDMENT AND WAIVER

6.1	Default.	20
6.2	Waiver and Amendment.	20

ARTICLE 7
MISCELLANEOUS

7.1	Expenses.	21
7.2	Notices.	21
7.3	Entire Agreement	22
7.4	Survival of Representations	22
7.5	Incorporated by Reference	22
7.6	Remedies Cumulative	22
7.7	Execution of Additional Documents.	22
7.8	Costs and Fees.	22
7.9	Choice of Law.	22
7.10	Jurisdiction.	23
7.11	Attorneys’ Fees	23
7.12	Binding Effect and Assignment	23
7.13	Counterparts; Facsimile Signatures	23
7.14	Counsel Review	23

Table of Contents
Table of Schedules and Exhibits

Exhibit A	Members of Connexum, LLC.

Exhibit B	Gawk Incorporated Disclosure Schedule

Exhibit C	Connexum, LLC. Disclosure Schedule

Exhibit D	Certificate and Board Resolutions of Buyer and the Company

Exhibit E	Employment Agreement – Walker, Sand, Ruiz

Exhibit F	Schedule of Payments

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”), dated January 18, 2016, is by and between GAWK INCORPORATED, a Nevada corporation (the “Buyer”), CONNEXUM, LLC, a California limited liability company (the “Company”), and the persons and/or entities listed on Exhibit A hereto who are the holders in the aggregate of 100% of the membership interest of the Company (referred to collectively as the “Seller”) (individually, a “Party”; collectively, the “Parties”).

RECITALS

A.  The Parties previously entered into an Acquisition Agreement, dated as of January 12, 2016 (the “Original Agreement”).

B. The Parties desire to terminate the Original Agreement.

C. The Parties hereby agree that this Agreement replaces and supersedes the Original Agreement so that this Agreement is the controlling and binding agreement between the Parties.

B. The respective membership interests of the Company (the “Membership Interest”) is set forth in Exhibit A below, which is attached hereto and incorporated by reference herein.

C. Upon the terms and conditions set forth below, Seller desires to sell all of the Company’s Membership Interest to Buyer, such that, following such transaction, the Company will be a 100% owned subsidiary of  Buyer.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

ARTICLE 1
SALE AND PURCHASE OF THE SHARES

1.1 Issuance of Membership Interest.  Subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, Seller shall sell and transfer to Buyer that certain number of the Company’s Membership Interest that will constitute 100% of the Membership Interest of the Company.

1.2 Consideration.  Buyer shall provide the following consideration to Seller for acquiring 100% of the Company’s Membership Interest:

(a)	$1,000,000 (One Million Dollars) financed by seller
a.	Seller financing will be at 18% (eighteen percent) interest for a period of 18 (Eighteen) months
i.	See Attached Exhibit F for schedule of payments
ii.	Total amount of payments inclusive of interest will be $1,148,504.07 with the monthly payment due on the 1st of each month equaling $63,805.78

b.	Buyer agrees to facilitate a UCC-1 filing on all assets of Connexum LLC in favor of Seller, this will include but not be limited to bank accounts, and accounts receivable.
c.	In the event Buyer chooses to pay off the balance early, the amount for the early payoff will equal:
i.	Within the first 6 months
1.	$950,000 (Nine Hundred Fifty Thousand Dollars)
ii.	Within the first 12 (Twelve) months but after 6 (Six) months has passed
1.	$1,050,000 (One Million Fifty Thousand Dollars)

(b)	(i) One (1) Series C Preferred Share of Gawk Incorporated, if Seller reaches 80% of anticipated revenue, and (ii) one (1) Series C Preferred Share of Gawk Incorporated, if Seller reaches 100% of anticipated revenue, for a total of two (2) shares of Series C Preferred Share of Gawk Incorporated, whereby the 2 Series C Preferred Shares convert to common stock in one (1) year and one (1) day from the date of execution and completed transactions contemplated by this Agreement. The Series C Preferred Shares will convert at the rate of one million dollars ($1,000,000) for each Series C Preferred Share held (the “Series C Shares”).

(c)	5,000,000 (Five Million) Shares of Series B Preferred Shares of Gawk Incorporated (the “Series B Shares”). Series B Preferred Shares convert into Gawk Incorporated common stock at a rate of 1 to 1.25 shares of Gawk Incorporated common stock, for a total of 6,250,000 shares of Gawk Incorporated common stock upon conversion.

(d)	3 year employment agreements for: (attached hereto as Exhibit F and incorporated by reference herein)

a.	Jonathan Walker
b.	Adam Sand
c.	Lauro Ruiz

The Parties hereby acknowledge, understand, and agree that Seller has instructed Buyer to assign and convey the Series B Shares and Series C Shares to its assignee, 7TCNW General Partnership, a general partnership formed in the State of California.

 1.3 Excluded Assets.  This Agreement expressly excludes the following assets:

(a)	All rights, including but not limited to, intellectual property rights, source code, development code, assets, customer lists, trade secrets, copyrights, patents, trademarks, equipment, tangible and intangible property, and books and records of SipNav, LLC, a Nevada limited liability company.

1.4 Assumed Liabilities.  The Parties expressly understand, acknowledge, and agree that Buyer shall assume and agree to pay, perform, and discharge when due, any and all liabilities and obligations related to the Company, whether disclosed to Buyer pursuant to the Disclosure Schedules or undisclosed, before and after the Closing.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2. Representations and Warranties of the Parties.  Except as disclosed in a document referring specifically to the representations and warranties in this Agreement that identifies by section number the section and subsection to which such disclosure relates and is delivered by each Party to the others prior to the execution of this Agreement (the “Disclosure Schedules”), the Parties represent and warrant each to the other, as of the date hereof and as of the Closing, as follows:
2.1 Organization, Standing, Power.

(a) Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  It has all requisite corporate power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted.  Buyer is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect (as defined below) on Buyer.  For purposes of this Agreement, the term “Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the entity.

Buyer has sufficient cash on hand or other sources immediately available funds to enable it to make payment of the purchase price and consummate the transactions contemplated by this Agreement.

(b) The Company.  The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California.  It has all requisite power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted. The Company is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect (as defined above) on the Company.

2.2 Authority.  The Parties have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Parties of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the parts of the Parties, including the approval of the Board of Directors (or managing member, if applicable) of each Party.  This Agreement has been duly executed and delivered by the Parties to each other and constitutes a valid and binding obligation of each Party enforceable in accordance with its terms, except that such enforceability may be subject to: (a) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors’ rights generally; and (b) general equitable principles.  Subject to the satisfaction of the conditions set forth in Article 3 below, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation, or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on any assets of any of the Parties (any such conflict, violation, default, right, loss, or creation being referred to herein as a “Violation”) pursuant to: (i) any provision of the organization documents of the Parties; or  (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement, or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to each of the Parties’ respective properties or assets, other than in the case of  any such Violation which individually or in the aggregate would not have a Material Adverse Effect on any of the Parties.

2.3 Capitalization of the Parties.

(a) The Company.  The respective Membership Interests of the Company is set forth in Exhibit A below.

(b) The Company’s Membership Interests are duly and validly issued, fully paid and nonassessable, and issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Act”), and any relevant state securities laws or pursuant to valid exemptions therefrom.  The Company’s Membership Interests are free of restrictions on transfer other than restrictions on transfer as set forth in the Disclosure Schedules and under applicable state and federal securities laws.  The Company’s Membership Interests shall be assigned in a private transaction and consequently will be deemed to be “Restricted Securities” as set forth in Rule 144 promulgated under the Act.

(c) Except as set forth on the Disclosure Schedules, there are no options, warrants, rights, calls, commitments, plans, contracts, or other agreements of any character granted or issued by any of the Parties which provide for the purchase, issuance, or transfer of any additional shares of the capital stock (or membership interests, if applicable) of the Parties, nor are there any outstanding securities granted or issued by any of the Parties that are convertible into any shares (or membership interests, if applicable) of the equity securities of the Parties, and none is authorized. None of the Parties have outstanding any bonds, debentures, notes, or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of the Parties' capital stock (or membership interests, if applicable) on any matter.

(d) Except as set forth on the Disclosure Schedules, none of the Parties are a party or subject to any agreement or understanding, and, to the best of the Parties' knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a shareholder or director of any of the Parties.

(e) Except as set forth on the Disclosure Schedules, none of the Parties have granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.4 Subsidiaries.  “Subsidiary” or “Subsidiaries” means all corporations, trusts, partnerships, associations, joint ventures, or other Persons, as defined below, of which any of the Parties or any Subsidiary of any of the Parties owns not less than 20% of the voting securities or other equity or of which any of the Parties or any Subsidiary of any of the Parties possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts, or otherwise.  “Person” means any individual, corporation, trust, association, partnership, proprietorship, joint venture, or other entity.  Prior to the Closing of this Agreement, there are no Subsidiaries of any of the Parties other than as disclosed herein or disclosed as anticipated on the Disclosure Schedules.

2.5 No Defaults.  None of the Parties has received notice that they would be, with the passage of time, in default or violation of any term, condition, or provision of: (i) their Articles of Incorporation or Bylaws (or Articles of Organization or Operating Agreement); (ii) any judgment, decree, or order applicable to any of the Parties; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which any of the Parties is now a party or by which they or any of their properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on any of the Parties.

2.6 Governmental Consents.  Any consents, approvals, orders, or authorizations of or registrations, qualifications, designations, declarations, or filings with or exemptions by (collectively “Consents”), any court, administrative agency, or commission, or other federal, state, or local governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”), which may be required by or with respect to any of the Parties in connection with the execution and delivery of this Agreement or the consummation by the Parties of the transactions contemplated hereby, except for such Consents which if not obtained or made would not have a Material Adverse Effect on any of the Parties for the transactions contemplated by this Agreement, are the responsibility of the respective Party.  Each of the Parties hereby represents and warrants that such Consents have been obtained by them, if necessary.

2.7 Absence of Changes.  To the best of their knowledge and belief, since October 31, 2015, the Parties have conducted their businesses in the ordinary course and there has not been: (i) any Material Adverse Effect on the business, financial condition, liabilities, or assets of the Parties or any development or combination of developments of which management of the Parties has knowledge which is reasonably likely to result in such an effect; (ii) any damage, destruction, or loss, whether or not covered by insurance, having a Material Adverse Effect on the Parties; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, or property) with respect to the capital stock of the Parties; (iv) any increase or change in the compensation or benefits payable or to become payable by the Parties to any of their employees, except in the ordinary course of business consistent with past practice; (v) any sale, lease, assignment, disposition, or abandonment of a material amount of property of the Parties, except in the ordinary course of business; (vi) any increase or modification in any bonus, pension, insurance, or other employee benefit plan, payment, or arrangement made to, for, or with any of their employees; (vii) the granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights, and similar equity based awards; (viii) any resignation or termination of employment of any office of the Parties; and the Parties, to the best of their knowledge, do not know of the impending resignation or termination of employment of any such office; (ix) any merger or consolidation with another entity, or acquisition of assets from another entity except in the ordinary course of business; (x) any loan or advance by the Parties to any person or entity, or guaranty by the Parties of any loan or advance; (xi) any amendment or termination of any contract, agreement, or license to which any of the Parties is a party, except in the ordinary course of business; (xii) any mortgage, pledge, or other encumbrance of any asset of any of the Parties; (xiii) any waiver or release of any right or claim of the Parties, except in the ordinary course of business; (xiv) any write off as uncollectible any note or account receivable or portion thereof; or (xv) any agreement by any of the Parties to do any of the things described in this Section 2.7.

2.8 Patents, Trade Secrets, Codes and Trademarks.  The Parties each have sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights, and processes (collectively, “Intellectual Property”) necessary for their businesses as now conducted without any conflict with or infringement of the rights of others.  The Company has unencumbered rights to (i) the domain's necessary to perform continued support for the customers of the Seller, hereafter referred to as " customers"; (ii) all web site source code, scripts and compiled code for the support and maintenance of the customer base; (iii) the database(s) and pages containing all content in relation to the customer support system; (iv) all registered users, and customer databases associated customers; (v) all customer contracts and all current, previous and associated databases; (vi) all intellectual property rights associated with any domains transferred as part of the Agreement; (vii) any other assets not specifically mentioned that are reasonably needed for economic and functional continuation of operation of the dedicated server customers, including accounting systems. There are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property, nor are any of the Parties bound by or a party to any options, licenses, or agreements of any kind with respect to the Intellectual Property of any other person or entity.  None of the Parties has received any communications alleging that they have violated or, by conducting their businesses as proposed, would violate any of the Intellectual Property of any other person or entity.  None of the Parties are aware that any of their employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Parties or that would conflict with each of the Parties' respective business as proposed to be conducted.  Neither the execution or delivery of this Agreement, nor the carrying on of each of the Parties' respective business by their respective employees, nor the conduct of each of the Parties' respective business as proposed, will, to the best of the Parties' knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated.  None of the Parties believe that it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by any of the Parties.

2.9 Certain Agreements.  To the best of the Parties' knowledge and belief, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus, or otherwise), becoming due to any director, employee, or independent contractor of any of the Parties, from any other Party under any agreement or otherwise; (ii) materially increase any benefits otherwise payable under any agreement; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.10 Compliance with Other Instruments.  To the best of the Parties' knowledge and belief, none of the Parties are in violation or default of any provision of their respective articles of incorporation or bylaws (or articles of organization or operating agreement), or of any instrument, judgment, order, writ, decree, or contract to which they are a party or by which they are bound, or, to the best of their knowledge, of any provision of any federal or state statute, rule, or regulation which may be applicable to them. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, or contract, or an event that results in the creation of any lien, charge, or encumbrance upon any assets of any Party or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to any Party, its businesses, or operations, or any of its assets or properties.

2.11 Employee Benefit Plans.  The Parties have no employee benefit plans (including without limitation all plans which authorize the granting of stock options, restricted stock, stock bonuses, or other equity based awards) covering active, former, or returned employees, other than as anticipated and listed in the Disclosure Schedules.

2.12 Other Personal Property.  The books and records of each of the Parties contain a complete and accurate description, and specify the location, of all machinery, equipment, furniture, supplies, and other tangible personal property owned by, in the possession of, or used by the Parties in connection with their businesses. Except as set forth in the Disclosure Schedules, no personal property used by the Parties in connection with their businesses is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement.

2.13 Properties and Liens.  Except for statutory mechanics’ and material men’s liens, liens for current taxes not yet delinquent, the Parties own, free and clear of any liens, claims, charges, options, or other encumbrances, all of their tangible and intangible property, real and personal (except that sold or disposed of in the ordinary course of business since the date of such statements) and all such property acquired since the date of such statements.  All real property and tangible personal property of the Parties is in good operating condition and repair, ordinary wear and tear excepted.

2.14 Major Contracts.  Except as otherwise disclosed in the Disclosure Schedules, none of the Parties is a party or subject to:

(a) Any union contract, or any employment contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director, or employee which is not terminable by the Party on 30 days’ notice or less without penalty or obligations to make payments related to such termination;

(b) Any joint venture contract, partnership agreement or arrangement or any other agreement which has involved or is expected to involve a sharing of revenues with other persons or a joint development of products with other persons;

(c) Any manufacture, production, distribution, sales, franchise, marketing, or license agreement, or arrangement by which products or services of the Party are developed, sold, or distributed;

(d) Any material agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, accelerated, terminated, impaired, or adversely affected by reason of the execution of this Agreement, or the consummation of the transactions contemplated hereby or thereby;

(e) Any material agreement, contract, or commitment that requires the consent of another person for the Party to enter into or consummate the transactions contemplated by this Agreement;

(f) Except for object code license agreements for any of the Party's executed in the ordinary course of business, any indemnification by the Party with respect to infringements of proprietary rights; or

(g) Any contract containing covenants purporting to materially limit the Party's freedom to compete in any line of business in any geographic area.

All contracts, plans, arrangements, agreements, licenses, franchises, permits, indentures, authorizations, instruments, and other commitments of the Parties are valid and in full force and effect and to the best of their knowledge, neither the Parties themselves nor any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof.

2.15 Questionable Payments.  None of the Parties, nor to their knowledge any director, officer, employee, or agent of any of the Parties, has: (i) made any payment or provided services or other favors in the United States or any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of the Parties; or (ii) made any political contributions that would not be lawful under the laws of the United States, any foreign country or any jurisdiction within the United States or any foreign country.  None of the Parties, nor to their knowledge any director, officer, employee, or agent of any of the Parties, has been or is the subject of any investigation by any Governmental Entity in connection with any such payment, provision of services, or contribution.

2.16 Leases in Effect.  All real property leases and subleases as to which any of the Parties is a party and any amendments or modifications thereof (each a “Lease” and, collectively, the “Leases”) are valid, in full force and effect and enforceable, and there are no existing defaults on the part of any Party and no Party has received nor given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder.  Except as set forth on the Disclosure Schedules, no consent is required from any Party under any Lease in connection with the completion of the transactions contemplated by this Agreement, and none of the Parties have received notice that any party to any Lease intends to cancel, terminate, or refuse to renew the same or to exercise any option or other right thereunder, except where the failure to receive such consent, or where such cancellation, termination, or refusal would not have a Material Adverse Effect on the Parties.

2.17 Taxes.  Except as set forth elsewhere in this Agreement or in the Disclosure Schedules:

(a) All taxes, assessments, fees, penalties, interest, and other governmental charges with respect to the Parties which have become due and payable by October 31, 2015 have been paid in full or adequately reserved against by the Parties,

(b) There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Parties, nor are there any actions, suits, proceedings, investigations, or claims now pending against the Parties in respect of any tax or assessment, or any matters under discussion with any federal, state, local, or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority; and

(c) There are no liens for taxes upon the assets of the Parties except for taxes that are not yet payable.  The Parties have withheld all taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, and directors and timely paid all such amounts withheld to the proper taxing authority.

2.18 Disputes and Litigation  Except as disclosed in the Disclosure Schedules, there is no suit, claim, action, litigation, or proceeding pending or, to the knowledge of the Parties, threatened against or affecting any of the Parties, respectively, or any of their properties, assets, or business or to which any of the Parties is a party, in any court or before any arbitrator of any kind or before or by any Governmental Entity, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on the Parties, nor is there any judgment, decree, injunction, rule, or order of any Governmental Entity or arbitrator outstanding against any of the Parties, respectively, and having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.  To the knowledge of the Parties, there is no investigation pending or threatened against any of the respective Parties before any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, instrumentality, or other Governmental Entity.

2.19 Compliance with Laws.  Except as set forth in the Disclosure Schedules, to the best of their knowledge and belief, none of the Parties' businesses is being conducted in violation of, or in a manner which could cause liability under any applicable law, rule, or regulation, judgment, decree, or order of any Governmental Entity, except for any violations or practices, which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on the Parties.  The Parties each have all franchises, permits, licenses, and any similar authority necessary for the conduct of their business as now being conducted by them, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Parties and believes they can obtain, without undue burden or expense, any similar authority for the conduct of their business as it is planned to be conducted.  To the best of their respective knowledge and belief, none of the Parties are in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.20 Related Party Transactions.  To the best of each of the Parties' knowledge and belief, no employee, officer, or director of any Party nor member of his or her immediate family is indebted to that Party or any other Party, nor is any Party indebted (or committed to make loans or extend or guarantee credit) to any of them.  To the best of each of the Parties’ knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which any of the Parties is affiliated or with which any of the Parties has a business relationship, or any firm or corporation that competes with the Parties, except that employees, officers, or directors of the Parties and members of their immediate families may own stock in publicly traded companies that may compete with the Parties.  To the best knowledge of each of the Parties, respectively, no member of the immediate family of any officer or director of any of the Parties is directly or indirectly interested in any material contract with any of the Parties.

2.21 Minute Books.  The minute books of the Company provided to Buyer contain a complete summary of all meetings of the managing member and members since the time of organization and reflect all transactions referred to in such minutes accurately in all material respects.

2.22 Disclosure.  No representation or warranty made by any of the Parties in this Agreement, nor any document, written information, statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by the Parties or their representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished, to the best of each of the Parties' knowledge and belief.

Buyer expressly understands, acknowledges, and agrees that Seller, to the best of Seller’s knowledge and belief, has disclosed all material facts, warranties, and representations to Buyer under this Article 2 and the corresponding Disclosure Schedules, and that Seller has not purposefully omitted to state such material fact to Buyer (an “Undisclosed Liability”). Upon the event that Buyer discovers a material Undisclosed Liability during the one year period of time after the Closing , such undisclosed liability, whether positive or negative effect on Buyer, shall be the sole responsibility of Buyer with a total maximum liability of $25,000.   In the event the Undisclosed Liability exceeds $25,000 then the sole recourse of Buyer shall be a right of offset (subject to judicial approval) against the shares of stock delivered pursuant to  Section 1.2 of this Agreement.

2.23 Other Disclosures.  Any other disclosures as set forth in Section 2.23 of the Disclosure Schedules.

2.24 Reliance.  The foregoing representations and warranties are made by each Party with the knowledge and expectation that the other Parties are placing reliance thereon.

ARTICLE 3
CONDITIONS PRECEDENT

3.1 Conditions to Each Party’s Obligations.  The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions:

(a) No Restraints.  No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement and shall be in effect.

(b) Legal Action.  There shall not be pending or threatened in writing any action, proceeding, or other application before any court or Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

3.2 Conditions to Seller’s Obligations.  The obligations of Seller shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Seller:

(a) Representations and Warranties of Buyer.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.  Seller shall have received a certificate signed on behalf of Buyer by the President or Chief Executive Officer of Buyer to such effect on the Closing.

(b) Performance of Obligations of Buyer.  Subject to Section 4.4 of this Agreement, Buyer shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement including:

i.	Buyer shall have delivered the fully executed copies of the 3 employment agreements attached hereto in Exhibit E to Seller.

ii.	Buyer shall have delivered to Seller copies of the resolutions of the board of directors of the Buyer authorizing the transactions contemplated herein, with such resolutions to be signed by the President or Chief Executive Officer.

iii.	Buyer shall have delivered to Seller a certificate signed on behalf of Buyer by the President or Chief Executive Officer of Buyer certifying that (i) the representations and warranties of Buyer contained in this Agreement, or any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except if such representations and warranties were made as of a specified date and such representations and warranties shall be true as of such date, and (ii) Buyer has performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing of this Agreement.

iv.	Buyer (as instructed by Seller) shall have caused the Series B Shares to be issued to 7TCNW General Partnership, a general partnership formed in the State of California.

v.	Buyer (as instructed by Seller) shall have caused the Series C Shares to be issued to 7TCNW General Partnership, upon the terms and conditions of this Agreement

3.3 Conditions to Buyer’s Obligations.  Subject to Section 4.2 of this Agreement, the obligations of Buyer shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Buyer:

(a) Representations and Warranties of Seller and the Company.  The representations and warranties of Seller and the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement including:

i.	100% of the Company’s Membership Interest to Buyer.

ii.	Seller shall have delivered to Buyer copies of the resolutions of the Company authorizing the transactions contemplated herein, with such resolutions to be signed by the President or Chief Executive Officer (or managing member).

iii.	Seller shall have delivered to Buyer a certificate signed on behalf of Seller by the President, Chief Executive Officer, or managing member of Seller certifying that (i) the representations and warranties of Seller contained in this Agreement, or any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except if such representations and warranties were made as of a specified date and such representations and warranties shall be true as of such date, and (ii) Seller has performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing of this Agreement, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

(b) Governmental Approvals.  All Consents of Governmental Entities legally required by Seller and the Company for the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Consents, the failure of which to obtain would not have a Material Adverse Effect on the consummation of the transactions contemplated by this Agreement.

(c) Consents of Other Third Parties.  Seller and the Company shall have received and delivered to Buyer all requisite consents and approvals of all lenders, lessors, and other third parties whose consent or approval is required in order for Seller and the Company to consummate the transactions contemplated by this Agreement, or in order to permit the continuation after the Closing of the business activities of the Company in the manner such business is presently carried on by it.  Buyer shall have received copies of any necessary written consent(s) to this Agreement and the transactions contemplated herein.

(d) Material Adverse Change.  Since the date hereof and through Closing, there shall not have occurred any change, occurrence, or circumstance in Seller or the Company having or reasonably likely to have, individually or in the aggregate, in the reasonable judgment of Buyer, a Material Adverse Effect on the Parties or on the transactions contemplated by this Agreement.

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1 Time and Place.  The closing of the transactions contemplated by this Agreement shall take place at the offices of Seller, located at 300 Spectrum Center Drive, Suite 400, Irvine, California 92618 immediately upon the full execution of this Agreement, the satisfaction of all conditions, and the delivery of all required documents, or at such other time and place as the Parties mutually agree upon (which time and place are hereinafter referred to as the “Closing”).

4.2 Deliveries by Seller.  At Closing, Seller shall make the following deliveries to Buyer:

(a)	A stock power(s), assigning 100% of the Company’s Membership Interest to Buyer;

(b)	All Connexum LLC bank accounts will have two signers, Scott Kettle and Christopher Hall or their designees. Both parties will have open access to all accounts at all times during the term of this agreement. Buyer agrees to not take any step that would in any way diminish the value of Connexum LLC while any funds remain owed to Buyer without Seller’s express written approval.

4.3 Deliveries by the Company.  At Closing, the Company shall make the following deliveries to Buyer:

(a) A certificate representing the Company’s Membership Interest that Buyer is acquiring as set forth in Section 1.1 above;

(b) A certificate of good standing for the Company;

(c) The minute book and corporate records of the Company; and

4.4 Deliveries by Buyer. At Closing, Buyer shall make the following deliveries to Seller:

(a) A certificate of good standing for Buyer;

ARTICLE 5
INDEMNIFICATION

5.1 Indemnity Obligations of the Parties. The Parties expressly acknowledge, understand, and agree that neither Party is obligated to indemnify the other Party from any and all claims, demands, liabilities, damages, deficiencies, losses, obligations, costs, and expenses that arise, result from or relate to: (i) any breach of, or failure by the Parties to perform, any of their respective representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Parties under this Agreement, or (ii) the employment of any of the Company’s employees which is in violation of any law, regulation, or ordinance of any Governmental Entity.

ARTICLE 6
DEFAULT, AMENDMENT AND WAIVER

6.1 Default.  Upon a breach or default under this Agreement by any of the Parties (following the cure period provided herein), the non-defaulting party shall have all rights and remedies given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  Notwithstanding the foregoing, in the event of a breach or default by any Party hereto in the observance or in the timely performance of any of its obligations hereunder which is not waived by the non-defaulting Party, such defaulting Party shall have the right to cure such default within 24 Hours after receipt of notice in writing of such breach or default. Should Buyer fail to Cure within the period, Seller may immediately take control of Connexum LLC including all bank accounts and Buyer agrees to immediately relinquish all control and not interfere in any way with Seller’s taking control. Gawk Incorporated or its designee or designees will cease and desist from accessing or causing to be spent any funds or assets that are part of Connexum LLC.

IT IS EXPRESSLY UNDERSTOOD BY THE BUYER AND SELLER THAT ANY DEFAULT ON THE PAYMENT TERMS CONTAINED IN THE SCHEDULE OF PAYMENTS ATTACHED HERETO AS EXHIBIT “F” SHALL GIVE THE SELLER THE RIGHT TO IMMEDIATELY TERMINATE THIS AGREEMENT, AND THAT SUCH RIGHT SHALL INCLUDE RETENTION OF ANY CASH PAID UP TO THE TIME OF THE DEFAULT. IT IS FURTHER AGREED THAT THIS PROVISION REPRESENTS THE RANGE OF ACTUAL DAMAGES THAT THE PARTIES ANTICIPATE WOULD FLOW FROM A BREACH.

6.2 Waiver and Amendment.  Any term, provision, covenant, representation, warranty, or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof.  The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.  No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation, or warranty.  No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 7
MISCELLANEOUS

7.1 Expenses.  Whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear all taxes of any nature (including, without limitation, income, franchise, transfer, and sales taxes) and all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees, and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such taxes, fees, and expenses of the Parties hereto shall be paid prior to Closing.

7.2 Notices.  Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by facsimile transmission to the addresses of the Parties as follows:

To Buyer:                                              Gawk Incorporated
Attn: Scott Kettle, CEO
5300 Melrose Ave, Suite 42
                Los Angeles, CA  90038
Phone: (888) 754-6190

To the Company:                                Connexum, LLC.
300 Spectrum Center Drive, Suite 400
Irvine, Ca. 92618
Phone: 714 944 5713

To Seller: SEE EXHIBIT A

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient.  If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by facsimile transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

7.3 Entire Agreement.  This Agreement, together with the Schedule and Exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant, or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, or in the schedules or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant, or condition not so set forth.

7.4 Survival of Representations.  All statements of fact contained in the Schedules, the exhibits, the certificates, or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective party hereunder.  All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a party may have in respect hereto.  Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of closing that such right or remedy existed.

7.5 Incorporated by Reference.  The recitals, schedules, exhibits, and all documents delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

7.6 Remedies Cumulative.  No remedy herein conferred upon the Parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.7 Execution of Additional Documents.  Each Party hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

7.8 Costs and Fees.  Each of the Parties hereto is responsible for their own costs and fees incurred with respect to this Agreement or to any of the transactions contemplated hereby.

7.9 Choice of Law.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

7.10 Jurisdiction.  The parties submit to the jurisdiction of the Courts of the County of Orange, State of California or a Federal Court empanelled in the State of California for the resolution of all legal disputes arising under the terms of this Agreement.

7.11 Attorneys’ Fees.  In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

7.12 Binding Effect and Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives, and assigns.

7.13 Counterparts; Facsimile Signatures.  This Agreement may be executed simul-taneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

7.14 Counsel Review.  Seller has been given the opportunity to consult with counsel of their choice regarding their rights under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written hereinabove.

BUYER: THE COMPANY:

GAWK INCORPORATED,                                                                              CONNEXUM, LLC.,
a Nevada corporation                                                                                         a California limited liability company

/s/ Scott Kettle
By: Scott Kettle                                                                                                  By: Net D Consulting, Inc./Christopher Hall
Its:  CEO Its: Managing Member

SELLERS:

Net D Consulting, INC.

/s/ Christopher G. Hall
By: Christopher G. Hall
Its: President

EXHIBIT A

MEMBERS OF CONNEXUM, LLC.

Member Name	Member’s Address	Percentage of Membership Interest Held
Net D Consulting, Inc.		100%
Total 100%

EXHIBIT B

GAWK INCORPORATED DISCLOSURE SCHEDULE

The items set forth below are exceptions to the representations and warranties of Gawk Incorporated (the “Buyer”) set forth in Section 2 of the Agreement.  Any matter set forth herein as an exception to a section of the Agreement shall be deemed to constitute an exception to all other applicable sections of the Agreement.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

Section Exception

2.11

Three year employment agreements shall be negotiated and executed with Jonathan Walker, Adam Sand and Lauro Ruiz

EXHIBIT C

CONNEXUM, LLC DISCLOSURE SCHEDULE

The items set forth below are exceptions to the representations and warranties of Connexum, LLC (the “Company”) set forth in Section 2 of the Agreement.  Any matter set forth herein as an exception to a section of the Agreement shall be deemed to constitute an exception to all other applicable sections of the Agreement.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

Section	Exception
2.8
SipNav, LLC, a limited liability company formed in the State of Nevada (“SipNav”), maintains several of the Company’s Intellectual Property systems. None of the items listed in Section 2.8 of this Agreement relate to SipNav’s source code or databases in any way.

2.23	There is a disputed $600,000 payment owed by the Company to Windstream Communications.
2.23
Global Links, a prior vendor, was bought by a new vendor (“New Vendor”). Prior to the sale, the Company estimates that it has used approximately $70,000 worth of services from Global Links. However, the New Vendor has not invoiced the Company for these services yet.

2.23
The Company uses a virtual office (the “Virtual Office”) located at:

300 Spectrum Center Drive
Suite 400
Irvine, CA 92618

The Company pays $109 per month for the Virtual Office that expires on January 31, 2017. Buyer shall be responsible for assuming the payments after the Closing.

EXHIBIT D

CERTIFICATE OF THE PRESIDENT
OF
Gawk Incorporated

I, SCOTT KETTLE, hereby certify that I am the duly elected, qualified and acting CEO of GAWK INCORPORATED, a Nevada corporation (the “Buyer”), and I further certify as follows:

1. This certificate is being delivered pursuant to Article 3 of that certain Acquisition Agreement, dated January 18, 2016 (the “Agreement”), by and among the Buyer, Connexum, LLC., a California limited liability company (the “Company”), and the members of the Company (referred to collectively as the “Seller”).  All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

2. All representations and warranties of Buyer set forth in the Agreement are true and correct as of the date of the Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by the Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in the Agreement.

3. Buyer has performed all agreements and covenants required to be performed by it under the Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in the Agreement.

4. Attached to this certificate as Exhibit I is a true, correct and complete copy of resolutions duly adopted by the Board of Directors of the Buyer by written consent in accordance with applicable law and the Bylaws authorizing the execution and performance of the Agreement.  Such resolutions have not been modified, rescinded or otherwise changed or amended and remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have executed this certificate as of January 18, 2016.

____________________________________
SCOTT KETTLE, CEO

EXHIBIT I

ACTION BY UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF

GAWK INCORPORATED,
a Nevada corporation

IN LIEU OF SPECIAL MEETING

In accordance with Section 78.315(2) of the Nevada Revised Statutes and the Bylaws of GAWK INCORPORATED, a Nevada corporation (the “Buyer”), the undersigned directors of the Buyer do hereby consent to, adopt, ratify, confirm, and approve, as of the date indicated below, the following resolutions, as evidenced by their signatures hereunder:

ACQUISITION

WHEREAS, the undersigned deems it in the best interests of the Buyer to effectuate a purchase of 100% of the outstanding membership interest of Connexum, LLC., a California limited liability company from the members of the Connexum, LLC, such that Connexum, LLC shall be a wholly-owned subsidiary of the Buyer.

WHEREAS, the terms and conditions of the acquisition are set forth in that certain Acquisition Agreement, dated January 18, 2016 (the “Acquisition Agreement”) and are incorporated herein by this reference.

WHEREAS, any terms capitalized, but not otherwise defined herein shall have the respective meanings set forth in the Acquisition Agreement.

WHEREAS, Buyer shall provide the following consideration to Seller:

(a)	$1,000,000 (One Million Dollars) financed by seller
a.	Seller financing will be at 18% (eighteen percent) interest for a period of 18 (Eighteen) months
i.	See Attached Exhibit F for schedule of payments
ii.	Total amount of payments inclusive of interest will be $1,148,504.07 with the monthly payment due on the 1st of each month equaling $63,805.78
b.	Buyer agrees to facilitate a UCC-1 filing on all assets of Connexum LLC in favor of Seller, this will include but not be limited to bank accounts, and accounts receivable.
c.	In the event Buyer chooses to pay off the balance early, the amount for the early payoff will equal:
i.	Within the first 6 months
1.	$950,000 (Nine Hundred Fifty Thousand Dollars)

ii.	Within the first 12 (Twelve) months but after 6 (Six) months has passed
1.	$1,050,000 (One Million Fifty Thousand Dollars)

(b)	(i) One (1) Series C Preferred Share of Gawk Incorporated, if Seller reaches 80% of anticipated revenue, and (ii) one (1) Series C Preferred Share of Gawk Incorporated, if Seller reaches 100% of anticipated revenue, for a total of two (2) shares of Series C Preferred Share of Gawk Incorporated, whereby the 2 Series C Preferred Shares convert to common stock in one (1) year and one (1) day from the date of execution and completed transactions contemplated by this Agreement. The Series C Preferred Shares will convert at the rate of one million dollars ($1,000,000) for each Series C Preferred Share held (the “Series C Shares”).

(c)	5,000,000 (Five Million) Shares of Series B Preferred Shares of Gawk Incorporated (the “Series B Shares”). Series B Preferred Shares convert into Gawk Incorporated common stock at a rate of 1 to 1.25 shares of Gawk Incorporated common stock, for a total of 6,250,000 shares of Gawk Incorporated common stock upon conversion.

(d)	3 year employment agreements for:

a.	Jonathan Walker
b.	Adam Sand
c.	Lauro Ruiz

Buyer agrees and understands that Seller has instructed Buyer to assign and convey the Series B Shares and Series C Shares to its assignee, 7TCNW General Partnership, a general partnership formed in the State of California.

NOW, THEREFORE, IT IS HEREBY, RESOLVED, that the officers of the Buyer, acting alone or together, each are hereby authorized to execute and deliver, for and on behalf of Buyer, the Acquisition Agreement in substantially the same form with such changes as the officers authorized to execute the documents may approve, together with and including, without limitation, any and all agreements, instruments, and documents, and amendments thereto (collectively, the “Documents”) as they may deem necessary or appropriate to consummate the transactions contemplated therein.

RESOLVED FURTHER, that the officers and/or directors of Buyer are authorized and directed to take all such further action and to execute, deliver, certify, and file all such further agreements, undertakings, affidavits, certificates, instruments, the Documents, and other documents, in the name and on behalf of Buyer, and to pay all such costs and expenses as such officer and/or director shall, in his/her sole discretion, approve as necessary, proper, or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions, the taking of such actions and the execution, delivery, certification, and filing of such documents to be conclusive evidence of such approval.

RATIFICATION

RESOLVED, that the authority given hereunder shall be deemed retroactive and any and all agreements, instruments and documents, and all amendments thereto, and acts authorized hereunder executed, delivered or performed prior to the passage of these resolutions are hereby confirmed, ratified and approved.

RESOLVED FURTHER, that the President of the Buyer is authorized to certify a copy of these resolutions and deliver the same as evidence of the foregoing authorization to act on behalf of the Buyer.

The undersigned hereby consents to this action and the resolutions set forth above and directs and authorizes that a copy of this Written Consent of Board of Directors be placed by the Secretary with the minutes of the proceedings of the Board of Directors in the minute book of the Buyer.

COUNTERPARTS

RESOLVED, that this Unanimous Written Consent may be signed in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original) and such counterparts together shall constitute one and the same instrument and notwithstanding the date of the execution shall be deemed to bear the date as set forth below.

Dated:   January 18, 2016

DIRECTORS:

________________________________
SCOTT KETTLE

________________________________
CHRISTOPHER G. HALL

________________________________
MICHAEL SELSMAN

CERTIFICATE OF THE PRESIDENT/MANAGING MEMBER
OF
CONNEXUM, LLC.

I, Christopher G. Hall, on behalf of Net D Consulting, Inc., a Nevada corporation and the managing member (the “Managing Member”) of Connexum, LLC, a California limited liability company (the “Company”), hereby certify that Net D Consulting, Inc. is the duly elected, qualified and acting Managing Member of the Company, and I further certify as follows:

1. This certificate is being delivered pursuant to Article 3 of that certain Acquisition Agreement, dated January 18, 2016 (the “Agreement”), by and among Gawk Incorporated, a Nevada corporation (the “Buyer”), the Company, and the members of the Company (referred to collectively as the “Seller”).  All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

2. All representations and warranties of the Company set forth in the Agreement are true and correct as of the date of the Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by the Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in the Agreement.

3. The Company has performed all agreements and covenants required to be performed by it under the Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in the Agreement.

4. Attached to this certificate as Exhibit I is a true, correct and complete copy of resolutions duly adopted by the members of the Company by written consent in accordance with applicable law and the operating agreement authorizing the execution and performance of the Agreement.  Such resolutions have not been modified, rescinded or otherwise changed or amended and remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have executed this certificate as of January 18, 2016

____________________________________
Christopher G. Hall, on behalf of Net D
Consulting, Inc. its Managing Member

EXHIBIT I

 WRITTEN CONSENT OF ACTION WITHOUT MEETING
OF THE MEMBERS OF
CONNEXUM, LLC
a California limited liability company

The undersigned, being a majority of the Members of Connexum, LLC (the “Company”), hereby consent to the taking of the following actions and hereby adopt the following actions and resolutions in lieu of a meeting.

ASSET PURCHASE AGREEMENT AUTHORIZATION

WHEREAS, the Company specializes in providing Voice Over Internet Protocol (“VOIP”) services to businesses and other clients (the “Business”);

WHEREAS, the Company has entered into discussions with Gawk Incorporated, Inc. (the “Buyer”), where such discussions outlines the terms of a definitive agreement to purchase the Company (the “Sale”);

WHEREAS, the Company has been presented with a definitive acquisition agreement (the “Agreement”), whereby the Buyer shall acquire 100% of the Company’s outstanding membership interest, such that the Company shall be a wholly-owned subsidiary of the Buyer;

WHEREAS, the Members of the Company have reviewed and negotiated the terms of the Agreement, and find that the sale of the Company to Buyer as contemplated in the Agreement are in the best interests of the Company and its Members;

WHEREAS, a copy of the Agreement is attached hereto on Schedule I and incorporated by reference herein;

WHEREAS, the Members authorize the officer(s) and/or its managing member of the Company to take all such action(s) as are necessary or pertinent in order to complete the purposes and intent of these resolutions, including but not limited to, entering into, executing, and delivering the Agreement and any ancillary documents or transactions contemplated thereby;

NOW, THEREFORE, BE IT RESOLVED, that the form, terms and provisions (including all exhibits and schedules thereto) of the Agreement, and each of the transactions contemplated thereby, are fair and reasonable to, and are in the best interests of the Company and its Members, and the execution, delivery and performance by the Company of the Agreement, be, and they hereby are, adopted and approved; and

RESOLVED FURTHER, that the Company’s Managing Member, President and/or any such other authorized officer(s) of the Company as the Company’s Managing Member may designate from time to time (each an “Authorized Officer”) be, and hereby is, authorized in the name and on behalf of the Company to enter into, execute and deliver the Agreement and any amendment(s) thereto on behalf of the Company, in such form and with such additions, deletions or changes from the Agreement therein as such Authorized Officer executing such amendment shall, in his/her sole discretion, determine to be necessary, proper or advisable, such determination, authorization and approval hereby to be evidenced conclusively by his/her execution and delivery thereof.

GENERAL RESOLUTIONS
RESOLVED, that the Authorized Officers of the Company be authorized and directed to take all such further action and to execute, deliver, certify and file all such further agreements, undertakings, affidavits, certificates, instruments and other documents, in the name and on behalf of the Company, and to pay all such costs and expenses as such Authorized Officer shall, in his/her sole discretion, approve as necessary, proper or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions, the taking of such actions and the execution, delivery, certification and filing of such documents to be conclusive evidence of such approval.

RATIFICATION OF ACTIONS

RESOLVED, that all actions taken by the Managing Member and Members of the Company on behalf of the Company since the last meeting of the members in furtherance of any of the foregoing resolutions are ratified, approved, adopted and confirmed in all respects.

COUNTERPARTS

RESOLVED, that this Written Consent may be signed in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original) and such counterparts together shall constitute one and the same instrument and notwithstanding the date of the execution shall be deemed to bear the date as set forth below.

Dated:   January 18, 2016

MEMBERS:

Net D Consulting, INC.

___________________________________
By: Christopher G. Hall
Its: President

EXHIBIT E

EMPLOYMENT AGREEMENT
Walker, Sand, Ruiz

EXHIBIT F

SCHEDULE OF PAYMENTS

Date	Payment Amount
March 1, 2016	$ 63,805.78
April 1, 2016	$ 63,805.78
May 1, 2016	$ 63,805.78
June 1, 2016	$ 63,805.78
July 1, 2016	$ 63,805.78
August 1, 2016	$ 63,805.78
September 1, 2016	$ 63,805.78
October 1, 2016	$ 63,805.78
November 1, 2016	$ 63,805.78
December 1, 2016	$ 63,805.78
January 1, 2017	$ 63,805.78
February 1, 2017	$ 63,805.78
March 1, 2017	$ 63,805.78
April 1, 2017	$ 63,805.78
May 1, 2017	$ 63,805.78
June 1, 2017	$ 63,805.78
July 1, 2017	$ 63,805.78
August 1, 2017	$ 63,805.78